Exhibit 10.5

AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT

UNDER THE CITRIX SYSTEMS, INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN
Reference is hereby made to the Restricted Stock Unit Agreement with respect to Awards with an Award Date of August 1, 2017 and a performance period of July 1, 2017 through December 31, 2019 (the “Award Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Award Agreement.
A.The third line of the Preamble to the Award Agreement is hereby amended by deleting the words “at 100% Attainment”.

B.The Schedule to the Award Agreement is deleted in its entirety and replaced with the following:

SCHEDULE TO RESTRICTED STOCK UNIT AGREEMENT
The number of Restricted Stock Units vested as a percentage of the Target Award shall be determined based on the Corporation’s Non-GAAP Net Operating Margin (as defined below) at the end of the Performance Period in accordance with the following table:

Non-GAAP Net Operating Margin	Percentage of Target Award Vested
Non-GAAP Net Operating Margin (threshold)	50%
Non-GAAP Net Operating Margin (target)	150%
Non-GAAP Net Operating Margin (maximum)	200%

Restricted Stock Units vested will be based on straight-line interpolation between the %s above. There will be no Restricted Stock Units vested if Non-GAAP Net Operating Margin is less than the threshold.

“Non-GAAP Net Operating Margin” is the Company’s Non-GAAP Net Operating Margin measured from January 1, 2019 through the end of the Performance Period (fiscal year 2019), and expressed as a percentage rounded to two decimal places, and will be calculated to exclude certain GAAP measurements in accordance with the Company’s past practices, including amortization of intangible assets primarily related to business combinations, non-cash charges associated with the expensing of equity-based compensation, non-cash charges related to amortization of debt discount, accruals related to patent litigation, charges related to the Company’s restructuring programs, charges related to separation activities, the tax effects related to these items and any other items adjusted from the GAAP results in the Company’s reported earnings as approved by the Audit Committee of the Board of Directors.

C.The following definition is added to Section 2(c) of the Award Agreement:

“Disability” shall have the meaning set forth in any employment, executive or similar agreement between the Company and Awardee or, if none, means Awardee’s termination of employment with the Company or any of its Affiliates after becoming eligible to receive benefits under the Company’s or such Affiliate’s then current long-term disability plan applicable to Awardee.

D.	Section 2(b) of the Award Agreement is amended and restated as follows:

“(b) Subject to the terms of any employment, executive or similar agreement between the Company and Awardee, upon an Acquisition (as defined in the Plan) that occurs prior to the end of the Performance Period, the provisions of Section 3(d) of the Plan shall apply; provided, however, that any determination by the Committee or Board in its discretion that the Award shall be deemed earned as of the Acquisition, and/or the vesting of the Award shall accelerate, shall provide that Awardee shall earn, and/or shall immediately vest in, his or her Target Award based on actual performance as of the Acquisition; provided that if an Acquisition occurs prior to the last fiscal year of the Performance Period, then actual performance shall be measured based on the CIC Percentage (as defined below) of the Target Award as of the Acquisition. For purposes of this Section 2(b), “CIC Percentage” shall mean (i) 50% if Non-GAAP Net Operating Margin as of the Acquisition (measured, for purposes of this clause (i) and the following clauses (ii) and (iii), from January 1, 2018 through the end of the calendar month immediately preceding the Acquisition) is 27.7%, (ii) 150% if Non-GAAP Net Operating Margin as of the Acquisition is 30.2%, and (iii) 200% if Non-GAAP Net Operating Margin as of the Acquisition is 32.7% (with straight-line interpolation between the %s above, and no Restricted Stock Units deemed earned if Non-GAAP Net Operating Margin as of the Acquisition is less than 27.7%).”

E.	The following clause (c) is added to Section 4 of the Award Agreement:

“(c) Notwithstanding anything to the contrary herein, the provisions relating to the treatment of performance-based Restricted Stock Units, including any rights to acceleration, that may be set forth in an employment or executive agreement between the Company and Awardee shall apply to this Award to the extent applicable; provided that if a Change in Control (as defined in such employment or executive agreement) occurs during the term of such employment or executive agreement but prior to the last fiscal year of the Performance Period, then actual performance shall be measured based on, and Awardee shall be deemed to have earned, the CIC Percentage (as defined below) of the Target Award as of the Change in Control; provided further that, subject to any rights to acceleration set forth in such employment or executive agreement, the shares deemed earned shall remain subject to time-based cliff vesting at the end of the remaining Performance Period. For purposes of this Section 4(c), “CIC Percentage” shall mean (i) 50% if Non-GAAP Net Operating Margin as of the Change in Control (measured, for purposes of this clause (i) and the following clauses (ii) and (iii), from January 1, 2018 through the end of the calendar month immediately preceding the Change in Control) is 27.7%, (ii) 150% if Non-GAAP Net Operating Margin as of the Change in Control is 30.2%, and (iii) 200% if Non-GAAP Net Operating Margin as of the Change in Control is 32.7% (with straight-line interpolation between the %s above, and no Restricted Stock Units deemed earned if Non-GAAP Net Operating Margin as of the Change in Control is less than 27.7%).”
F. The foregoing amendments shall be effective as of March 29, 2018. Except as amended hereby, the Award Agreement remains in full force and effect.
By electronically accepting this Amendment to the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and the Award Agreement (including the Appendix), as amended hereby. If Awardee has not electronically accepted this Amendment to the Award Agreement by September 29, 2018 on Fidelity.com’s website, then this Amendment shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and the Award Agreement (including the Appendix), as amended hereby.